SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

PARAGON REAL ESTATE EQUITY and INVESTMENT TRUST

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(Name of Person(s) Filing Proxy Statement)

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April 18, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Paragon Real Estate Equity and Investment Trust on Friday, June 3, 2005, starting at 2:00 p.m. local time at 375 East Ninth Street, 20th Floor, One Cleveland Center, Cleveland, Ohio 44114.

As more fully described in the attached Notice of Annual Meeting and the accompanying Proxy Statement, the principal business to be addressed at the meeting is to elect two trustees and to authorize the trustees to effect a reverse share split.

In addition, our management will be available to respond to any questions you may have.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the trustees and management of Paragon, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

James C. Mastandrea
Chairman of the Board,
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 3, 2005
GENERAL INFORMATION
QUESTIONS and ANSWERS
Proposal One Re-Election of Trustees
Proposal Two
Board of Trustees and Executive Officers
Audit Committee Report
Executive Compensation and other Information
Security Ownership of Management and Certain Beneficial Owners
Certain Relationships and Related Transactions
Shareholder Proposals and Communications
Other Matters
Annex A

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 3, 2005

To the Shareholders of Paragon Real Estate Equity and Investment Trust:

The Annual Meeting of the Shareholders of Paragon Real Estate Equity and Investment Trust, a Maryland business trust, will be held on Friday, June 3, 2005, at 1375 East Ninth Street, 20th Floor, One Cleveland Center, Cleveland, Ohio 44114, beginning at 2:00 p.m. local time, for the following purposes:

1.	To elect two trustees to serve for a three year term until the 2008 annual meeting or until their successors are duly elected and qualified; and

2.	To vote on authorizing the trustees to effect a reverse share split as described in proposal two; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 5, 2005, are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Trustees,

James C. Mastandrea
Chairman of the Board,
Chief Executive Officer and President

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST
PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Trustees to be used at the 2005 Annual Meeting of Shareholders to be held on Friday, June 3, 2005, and any postponements or adjournments of the meeting.

This Proxy Statement and the accompanying Chairman’s Letter, Notice and proxy card, together with our annual report on Form 10-KSB for the year ended December 31, 2004, are being sent to our shareholders beginning on or about April 18, 2005.

QUESTIONS and ANSWERS

Q:	When and where is the annual meeting?
A:	Our 2005 Annual Meeting of Shareholders will be held on Friday, June 3, 2005, at 2:00 p.m.local time, at 1375 East Ninth Street, 20th Floor, One Cleveland Center, Cleveland, Ohio 44114.

Q:	What are shareholders voting on?
A:	• Re-election of two trustees - Daryl J. Carter and Michael T. Oliver.
• Authorization for the trustees to effect a reverse share split.

If a proposal other than the listed proposals are presented at the annual meeting, your signed proxy card gives authority to James C. Mastandrea and John J. Dee to vote on any additional proposal.

Q:	Who is entitled to vote?
A:	Shareholders as of the close of business on April 5, 2005, the record date, are entitled to vote at the annual meeting. Each outstanding common share is entitled to one vote. 161,410 outstanding preferred shares are each entitled to 22.881 votes and 117,045 outstanding preferred shares are each entitled to 3.448 votes.

Q:	How do shareholders vote?
A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy any time before the meeting by:
• notifying our Chief Financial Officer,
• voting in person, or
• returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, John J. Dee and James C. Mastandrea will vote FOR the proposals on your behalf.

Q:	Who will count the vote?
A:	Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes. Ronald G. Jackson will be responsible for reviewing the vote count as inspector of election.

Q:	What shares are included on the proxy card and what does it mean if a shareholder gets more than one proxy card?
A:	The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What constitutes a quorum?
A:	As of the record date, 30,630,850 common shares, not including 2,859,765 common shares held in treasury, and 278,455 preferred shares, which are convertible to 4,096,793 common shares, were outstanding, and collectively, these shares, excluding the shares held in treasury, constitute all of the shares entitled to vote at the meeting. Each outstanding common share is entitled to one vote. 161,410 preferred shares are each convertible into 22.881 common shares and 117,045 preferred shares are each convertible into 3.448 common shares. Each outstanding preferred share is entitled to one vote for each common share it is convertible into. A majority of the voting shares, present or represented by proxy, constitutes a quorum for the transaction of adopting proposals at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against the proposal. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” occurs when a broker holding shares in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	Who can attend the annual meeting?
A:	All shareholders as of the record date, April 5, 2005, can attend.

Q:	What percentage of shares do the trustees and officers own?
A:	Together, they own approximately 56% of our common shares, 58% of our preferred shares and 60% of the shares entitled to vote at the annual meeting as of the record date. (See page 28 of this proxy statement for more details.)

Q:	Who is our largest principal shareholder?
A:	James C. Mastandrea, our Chairman of the Board, Chief Executive Officer and President, has the right to vote 15,816,537 common shares and 161,410 preferred shares which are each convertible into 22.881 common shares, or 56% of the shares entitled to vote at the annual meeting. The preferred shares and 12,233,738 of these common shares are held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member.

Q:	When is a shareholder proposal due for the next annual meeting?
A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by December 19, 2005, to John J. Dee, Senior Vice President and Chief Financial Officer, Paragon Real Estate Equity and Investment Trust, 1240 Huron Road, Suite 301, Cleveland, Ohio 44115, and must be in accordance with the requirements of our bylaws and the provisions of Rule 14a-8 of the Securities Exchange Act of 1934. (See page 31 of this proxy statement for more details.)

Q:	How does a shareholder communicate with the Board of Trustees?
A:	Shareholders may send communications to our Board to John J. Dee, Senior Vice President and Chief Financial Officer, Paragon Real Estate Equity and Investment Trust, 1240 Huron Road, Suite 301, Cleveland, Ohio 44115. (See page 31 of this proxy statement for more details.)

Q:	How does a shareholder nominate someone to be a trustee of Paragon Real Estate Equity and Investment Trust?
A:	Any shareholder may recommend any person as a nominee for trustee by writing to John J. Dee, Senior Vice President and Chief Financial Officer, Paragon Real Estate Equity and Investment Trust, 1240 Huron Road, Suite 301, Cleveland, Ohio 44115. Recommendations for next year’s annual meeting must be received no earlier than March 5, 2006 and no later than April 4, 2006, and must be in accordance with the requirements of our bylaws. (See page 20 of this proxy statement for more details.)

Q:	Who pays for the solicitation expenses?
A:	The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by us. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by our trustees, officers and employees.

Proposal One
Re-Election of Trustees

Our declaration of trust provides that our Board of Trustees will have between three and nine members divided into three classes serving for staggered three year terms. The Board of Trustees currently consists of six members. At this annual meeting, you are entitled to elect two trustees to hold office until the 2008 annual meeting or until their successors are duly elected and qualified. Nominees for re-election this year are Daryl J. Carter and Michael T. Oliver. Each has consented to serve until the 2008 annual meeting or until his successor is duly elected and qualified. Our other trustees are John J. Dee, Daniel G. DeVos, Paul T. Lambert and James C. Mastandrea. Mr. DeVos and Mr. Mastandrea will serve as trustees until the 2006 annual meeting or until their successors are duly elected and qualified and Mr. Dee and Mr. Lambert will serve until the 2007 annual meeting or until their successors are duly elected and qualified. See pages 16-18 for more information.

If any trustee to be elected is unable to stand for re-election, the Board may, by resolution, provide for a lesser number of trustees or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute trustee. We need the affirmative vote of the holders of a plurality of our voting shares present or represented by proxy at the annual meeting to elect trustees. Abstentions and votes withheld for trustees will have the same effect as votes against.

The Board of Trustees recommends that you vote FOR Mr. Carter and Mr. Oliver.

Proposal Two

To authorize the board of Trustees, in its discretion, to amend
Paragon’s Declaration of Trust to effect a reverse share split of our issued and outstanding common shares without further approval or authorization of our shareholders

Background

We are requesting shareholder approval to grant the Board of Trustees the authority to effect a reverse share split at one of four ratios: 1-for-20; 1-for-30; 1-for-50; or 1-for-75.

Accordingly, the Board of Trustees has unanimously adopted a resolution seeking shareholder approval to amend Paragon’s Declaration of Trust, as amended and supplemented, to effect a reverse share split of Paragon’s common shares. If the reverse share split is approved by our shareholders, the Board of Trustees may subsequently effect, in its sole discretion, a reverse share split based upon any of those four ratios. Approval of this proposal by our shareholders would give the Board of Trustees authority to implement the reverse share split at any time prior to our 2006 annual meeting of shareholders.

The Board believes that shareholder approval of these selected exchange ratios, rather than approval of a single ratio, or a different number of ratios, provides the Board with the necessary flexibility to consider relevant factors in making a decision as to whether, and at what ratio, to effect a reverse share split in order to achieve its intended purposes. Such determination will be based upon many factors, including existing and expected marketability and liquidity of our common shares, prevailing market trends and conditions and the likely effect of a reverse share split on the market price of the common shares. The Board of Trustees reserves the right, notwithstanding shareholder approval, and without further shareholder action, to abandon or delay the reverse share split, if at any time prior to implementation it determines, in its sole discretion, that a reverse share split would not be in the best interests of the company and our shareholders. However, if the Board does not implement a reverse share split before the next annual meeting of shareholders, further shareholder approval would be required prior to implementing any reverse share split.

The text of the form of the Articles of Amendment to the Declaration of Trust, which would be filed with the Department of Assessments and Taxation of the State of Maryland to effect a reverse share split should the Board of Trustees elect to go forward in accordance with one of the approved ratios, is set forth in Annex A to this proxy statement. The text of the form of the Articles of Amendment accompanying the proxy statement is, however, subject to amendment to reflect any changes that may be required by the State of Maryland or that the Board may determine to be necessary or advisable ultimately to comply with applicable law and to effect a reverse share split.

The Board believes that approval of the reverse share split is in the best interests of Paragon and our shareholders and has unanimously recommended that the proposed Articles of Amendment be presented to our shareholders for approval.

Reasons For A Reverse Stock Split

As of April 5, 2005, Paragon’s total market value (based on the number of common shares outstanding and the market price for a common share at the close of business on that date) was approximately [$___]million and the company had 30,630,850 common shares issued and outstanding. On that date, the closing price per share for our common shares on Amex was [$___] and, during the 12-months prior, the price of our common shares fluctuated from a low of $0.06 to a high of $0.26 per share.

We believe that a reverse share split may benefit the company and our shareholders because the anticipated increased market price of our common shares will encourage investor interest and trading in, and enhance the marketability of, our common shares. We believe that many institutional investors view shares trading at low prices as unduly speculative in nature and, as a result, avoid investing in these shares, either as a matter of preference or pursuant to specific institutional policies. In addition, because brokers’ commissions on lower-priced shares generally represent a higher percentage of the share price than commissions on higher-priced shares, the current per share price of our common shares can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of the total share value than if the share price of our common shares was substantially higher. This difference in transaction costs may also limit the willingness of institutional investors to purchase our common shares. Trading in our common shares also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low priced shares, such as the payment of brokers’ commissions and other costly, time consuming procedures. Similarly, many brokerage firms are reluctant to recommend low priced shares to customers and analysts as many brokerage firms do not provide coverage of low priced shares. The Board also believes that the decrease in the number of common shares outstanding after a reverse share split, and the anticipated increase in the price of the common shares, could generate interest in the common shares and promote greater liquidity for our shareholders. However, the reverse share split could adversely affect shareholders’ liquidity by reducing the number of shares available in the marketplace. In addition, Paragon’s aggregate market capitalization could be reduced to the extent that any increase in the market price of our common shares resulting from a reverse share split is proportionately less than the decrease in the number of common shares outstanding.

We may require additional capital to implement our primary focus of acquiring, owning and operating multifamily residential real estate. The Board of Trustees believes that the low per share market price of our common shares has had a negative effect on the potential ability of the company to raise capital. The Board anticipates that a reverse share split will result in a higher trading price for our common shares and, therefore, may facilitate capital raising in the future.

The price per share of our common shares is a function of various factors, including Paragon’s financial performance, developments in our markets, economic factors and general market conditions. Accordingly, there can be no assurance that the market price of our common shares after a reverse share split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that a reverse share split would enhance the liquidity of, or investor interest in, our common shares.

Effects of a Reverse Stock Split

“Public Company” Status

Our common shares are currently registered under Section 12(g) of the Securities Exchange Act of 1934, and we are subject to the “public company” periodic reporting and other requirements of the Exchange Act. The proposed reverse share split would not affect our status as a public company or our registration under the Exchange Act, and the Board of Trustees does not intend for a reverse share split to be the first step in a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act.

Common Share Holdings

After the effective date of a reverse share split, each shareholder would own a reduced number of our common shares. However, a reverse share split would affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership, except to the extent that a reverse share split results in ownership of a fractional share as described below. For example, a holder of 1% of the voting power of the outstanding common shares immediately prior to a reverse share split would continue to hold 1% of the voting power of the outstanding common shares after the reverse share split. Proportionate voting rights and other rights and preferences of holders of our common shares would not be affected by a reverse share split, other than as a result of the payment of cash in lieu of fractional shares. For example, shareholders are not currently entitled to cumulative voting rights and will not be entitled to these rights following a reverse share split. Further, the number of shareholders of record would not be affected by a reverse share split, except to the extent that any shareholder holding only a fractional share interest after completion of a reverse share split would receive cash for such interest, as discussed below.

You should be aware that it is not possible to accurately predict the effect of a reverse share split on the market price for our common shares, and the history of reverse share splits is varied. In particular, there is no assurance that the price per share after a reverse share split will be proportionate to the price per share immediately prior to the reverse share split. In addition, there can be no assurance that the market price of the common shares immediately after a reverse share split will be maintained for any period of time. Even if an increased share price can be maintained, a reverse share split may not achieve some or all of the other desired results. Further, because some investors may view a reverse share split negatively, there can be no assurance that the shareholders’ approval of the proposal or the actual implementation of a reverse share split by the Board of Trustees would not adversely affect the market price of our common shares.

Odd-Lot Transactions

It is likely that some of our shareholders will own less than 100 shares following a reverse share split. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly full service brokers, and generally may be more difficult than a “round lot” sale. Therefore, shareholders who own less than 100 shares following a reverse share split may be required to pay somewhat higher transaction costs and may experience difficulties or delays selling common shares. The Board of Trustees believes, however, that these potential effects are outweighed by the benefits of the reverse share split.

Record Holders

As of April 5, 2005, there were approximately 300 shareholders of record of our common shares. Upon shareholder approval, if the Board elects to implement a reverse share split, shareholders owning fewer shares than the split ratio number selected by the Board (20, 30, 50 or 75) prior to the effectiveness of the reverse share split would cease to be shareholders, as they would be entitled to receive a cash payment in lieu of fractional shares.

Authorized but Unissued Shares; Potential Anti-Takeover Effects

Our Declaration of Trust presently authorizes 100 million common shares. A reverse share split would not change the number of authorized common shares designated by our Declaration of Trust. Therefore, because the number of issued and outstanding common shares would decrease, the number of shares remaining available for issuance by the company would increase.

These additional shares would be available for issuance from time to time for corporate purposes such as issuances of common shares in connection with capital raising transactions and acquisitions of properties or companies, as well as for issuance upon conversion or exercise of securities such as preferred shares, convertible debt, warrants or options convertible into or exercisable for common shares. We believe that the availability of additional common shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond effectively in a changing environment. For example, we may elect to issue common shares to raise equity capital, to make acquisitions through the issuance of shares, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, should the Board of Trustees determine it is advisable to do so, without the necessity of soliciting further shareholder approval, subject to applicable shareholder vote requirements under Maryland law and American Stock Exchange (“Amex”) rules. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current shareholders, and the interest of each existing shareholder, would be diluted, possibly substantially.

The additional common shares that would become available for issuance if a reverse share split is effected could also be used by Paragon’s management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of shareholders or in which shareholders might otherwise receive a premium for shares over then current market prices. For example, without further shareholder approval, our Board of Trustees could sell common shares in a private transaction to purchasers who would oppose a takeover or favor the current Board of Trustees. Although the proposal for a reverse share split has been prompted by business and financial considerations as discussed above, shareholders nevertheless should be aware that approval of the proposal could facilitate future efforts by company management to deter or prevent a change in control of the company. The Board of Trustees has no plans to use any of the additional common shares that would become available following a reverse share split for any such purposes. Further, the Board of Trustees does not currently contemplate entering into any arrangements or recommending the adoption of any other provisions, such as supermajority voting requirements, that may have material anti-takeover consequences. However, any such anti-takeover effect of a reverse share split would be in addition to existing anti-takeover provisions of our Declaration of Trust and Amended and Restated Bylaws, as amended, which include (a) staggered terms of Paragon’s Board so that two annual meetings are needed to replace a majority of our Trustees; (b) advance notice provisions in our Bylaws, which limit the business that may be brought at an annual meeting and place procedural restrictions on the ability of shareholders to nominate Trustees; (c) provisions that limit shareholders’ ability to call special meetings or act by written consent; and (d) provisions that authorize the company to issue preferred shares that can be created and issued by the Board without prior shareholder approval, with rights senior to those of common shares.

The table below illustrates the effect, as April 5, 2005, of a reverse share split at each of the proposed ratios, on our (i) common shares outstanding, (ii) authorized common shares reserved for issuance pursuant to options, warrants, conversion of our preferred shares or other arrangements, and (iii) our common shares which are neither outstanding nor reserved for issuance and are therefore available for issuance. The table does not take into account fractional shares.

	Common Shares	Common Shares	Common Shares
Reverse Split Ratio	Outstanding	Reserved for Issuance	Available for Issuance
No reverse split	30,630,850	26,120,508	43,248,642
1:20	1,531,543	1,306,025	97,162,432
1:30	1,021,028	870,684	98,108,288
1:50	612,617	522,410	98,864,973
1:75	408,411	348,273	99,243,315

No fractional common shares will be issued in connection with a reverse share split. Any holder who would otherwise receive a fractional common share as a result of a reverse share split will receive cash in lieu of the fractional share as explained more fully below in the section titled “Fractional Shares.”

Options, Warrants, Preferred Shares and Other Securities

All options, warrants, preferred shares and other securities entitling holders to purchase or receive Paragon’s common shares outstanding immediately prior to a reverse share split would be adjusted as a result of the reverse share split, as required by the specific terms of the relevant security. In particular, the exchange ratio for each security would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of the security, based on the ratio of the reverse share split. Also, the number of shares reserved for issuance under any existing share option plans, share option agreements and warrant agreements would be reduced proportionately, based on the ratio of the reverse share split. There currently are 3.5 million shares authorized for issuance under our 2004 Stock Option Plan, of which 630,000 are subject to currently outstanding options. In the event that the shareholders approve and the Board of Trustees implements a reverse share split, the shares authorized pursuant to the 2004 Share Option Plan would be reduced in proportion to the exchange ratio actually adopted by the Board in connection with the reverse share split.

Fractional Shares

You will not receive fractional common shares as a result of the proposed reverse share split. Instead, shareholders who otherwise would be entitled to receive fractional shares will receive cash in an amount equal to the product obtained by multiplying the number of shares of pre-reverse split common shares resulting in such fraction by the average of the closing sale price of the common shares as reported by Amex on the five trading days prior to the date the Articles of Amendment are filed with the State of Maryland.

You should be aware that, under the escheat laws of the jurisdictions where you reside, where the company is domiciled and where funds to pay cash for factional shares would be deposited, sums due for fractional shares that are not timely claimed may be required to be paid to the designated agent for such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the jurisdiction to which they were paid.

Implementation and Exchange of Stock Certificates; Abandonment

If our shareholders approve the proposal and our Board of Trustees decides to implement a reverse share split, we will file Articles of Amendment to our Declaration of Trust with the State of Maryland. The reverse share split will become effective upon filing, or the effective date.

As of the effective date, each certificate representing our common shares outstanding before the reverse share split will be deemed to evidence ownership of the reduced number of our common shares resulting from the reverse share split, except that holders of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the company after the effective date until the surrender of old share certificates for exchange. All shares underlying options, warrants and other securities exchangeable or exercisable for or convertible into common shares, including preferred shares convertible into common shares, also automatically will be adjusted on the effective date.

Paragon’s transfer agent, American Stock Transfer & Trust Company, will act as the exchange agent for purposes of exchanging share certificates and disbursing cash in lieu of fractional shares subsequent to any reverse share split. Shortly after the effective date, you will receive written instructions requesting that you complete and return a letter of transmittal and surrender your old share certificates for new share certificates reflecting the adjusted number of shares as a result of the reverse share split and for any cash in lieu of fractional shares. Certificates representing common shares issued in connection with the reverse share split will continue to bear the same restrictive legends by the surrendered certificates representing the common shares outstanding prior to the reverse share split. No new certificates will be issued and no cash in lieu of fractional shares will be paid until all outstanding certificates, together with the properly completed and executed letter of transmittal, have been given to the exchange agent. Until surrendered, each certificate representing shares outstanding before the reverse share split would continue to be valid and would represent the adjusted number of shares, based on the ratio of the reverse share split.

Any shareholder whose share certificates are lost, destroyed or stolen will be entitled to a new certificate or certificates representing post-reverse share split shares upon compliance with the requirements that the company and its transfer agent customarily apply in connection with lost, destroyed or stolen certificates. Instructions as to lost, destroyed or stolen certificates will be included in the letter of instructions from the exchange agent.

Upon a reverse share split, we intend to treat shareholders holding our common shares in “street name” through a bank, broker or other nominee in the same manner as shareholders whose shares are registered in their names. Banks, brokers and other nominees will be instructed to effect the reverse share split for their beneficial holders holding our common shares in “street name.” However, such banks, brokers and other nominees may have different procedures than registered shareholders for processing the reverse share split. If you hold your shares in “street name” with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

YOU SHOULD NOT DESTROY YOUR SHARE CERTIFICATES AND YOU SHOULD NOT SEND THEM NOW. YOU SHOULD SEND YOUR SHARE CERTIFICATES ONLY AFTER YOU HAVE RECEIVED INSTRUCTIONS FROM THE EXCHANGE AGENT AND IN ACCORDANCE WITH THOSE INSTRUCTIONS.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate that, prior to approval of the reverse share split, represented any common shares, except that, if any certificates for common shares are to be issued in a name other than that in which the certificates for common shares surrendered are registered, the shareholder requesting the reissuance will be required to pay to the company any transfer taxes or establish to the satisfaction of the company that such taxes have been paid or are not payable and, in addition, (a) the transfer must comply with all applicable federal and state securities laws, and (b) the surrendered certificate must be properly endorsed and otherwise be in proper form for transfer.

Even if our shareholders approve the reverse share split proposal, our Board of Trustees reserves the right to abandon or to delay a reverse share split, if at any time prior to implementation it determines, in its sole discretion, that a reverse share split would not be in the best interests of the company and our shareholders. If the Board does not implement a reverse share split before the 2006 annual meeting of shareholders, the reverse share split proposal approved by the shareholders at the 2005 annual meeting would be deemed abandoned and without further effect and further shareholder approval would be required prior to implementing a reverse share split.

No Appraisal Rights

Under Maryland law, our shareholders are not entitled to dissenters’ rights or rights of appraisal in connection with the implementation of a reverse share split or the payment of cash in lieu of fractional shares, and we will not independently provide our shareholders with any such rights.

Certain Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of a reverse share split. It does not address any state, local or foreign income or other tax consequences, which may vary significantly depending upon the jurisdiction and the status of the shareholder/taxpayer. It applies to you only if you held pre-reverse share split common shares, and if you hold your post-reverse share split common shares, as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as (a) a dealer in securities or currencies, (b) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (c) a bank, (d) a life insurance company, (e) a tax-exempt organization, (f) a person that owns common shares that are a hedge, or that are hedged, against interest rate risks, (g) a person who owns common shares as part of a straddle or conversion transaction for tax purposes or (h) a person whose functional currency for tax purposes is not the U.S. dollar. The discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing, temporary and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse share split.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF A REVERSE SHARE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Tax Consequences to United States Holders of Common Shares

A United States holder is a shareholder who or that is: (a) a citizen or resident of the United States, (b) a domestic corporation, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a Trust, if a United States court can exercise primary supervision over the Trust’s administration and one or more United States persons are authorized to control all substantial decisions of the Trust. This discussion applies only to United States holders.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a shareholder upon the shareholder’s exchange of pre-reverse share split shares for post-reverse share split shares pursuant to a reverse share split. The aggregate tax basis of the post-reverse share split shares received (including any fraction of a new share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the pre-reverse share split shares that are exchanged.

In general, shareholders who receive cash in exchange for fractional share interests in the post-reverse share split shares will be deemed for federal income tax purposes first to have received the fractional share interests and then to have had those interests redeemed for cash. This treatment of cash payments received in lieu of fractional share interests assumes that payments represent the fractions resulting from the exchange rather than separately bargained for consideration. The shareholder’s holding period for the post-reverse share split shares will include the period during which the shareholder held the pre-reverse share split shares surrendered. The receipt of cash instead of a fractional common share by a United States holder will generally result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally constitute a capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% when property is held more than one year.

Tax Consequences to Paragon

We do not expect to recognize any gain or loss as a result of a reverse share split.

Accounting Consequences

The par value of our common shares would remain unchanged at $0.01 per share after a reverse share split. As a result, on the effective date of a reverse share split, the stated capital on Paragon’s balance sheet attributable to common shares will be reduced proportionately, based on the ratio of the reverse share split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced (net of any amounts paid in lieu of fractional shares). The net income or loss and net book value per share of common shares will not be affected because prior year earnings per share will be retroactively restated.

Vote Required And Recommendation

The affirmative vote of the holders of a majority of the voting shares outstanding and entitled to vote at the annual meeting will be required to approve Proposal Two.

The Board of Trustees recommends that you vote “FOR” Proposal Two to authorize the Board of Trustees, in its discretion, to amend Paragon’s Declaration of Trust to effect a reverse share split of our issued and outstanding common shares without further approval or authorization of our shareholders.

Board of Trustees and Executive Officers

The business experience, principal occupations and employment during the last five years of each of our trustees, executive officers and significant employees are set forth below.

Name	Age	Position
James C. Mastandrea	61	Chairman of the Board, Chief Executive Officer, President and Trustee

John J. Dee	54	Senior Vice President, Chief Financial Officer and Trustee

David R. Folsom	40	Vice President, Capital Markets

Jack R. Kuhn	57	Senior Vice President - Chief Property Management and Development Officer

Daryl J. Carter	49	Trustee

Daniel G. DeVos	47	Trustee

Paul T. Lambert	52	Trustee

Michael T. Oliver	62	Trustee

James C. Mastandrea has served as President and Chairman of the Board of Trustees since March 4, 2003 and as Chief Executive Officer since April 7, 2003. In May 1998, Mr. Mastandrea returned as Chairman and Chief Executive Officer to MDC Realty Corporation, Chicago, Illinois, which he founded in 1978 and had used for the development of over $500 million of real estate projects until 1993. From July 1993 to December 1993, Mr. Mastandrea was President of First Union Real Estate Investments, a NYSE listed real estate investment trust headquartered in Cleveland, Ohio. From January 1994 until his departure in May 1998, he was Chairman of the Board of Trustees and Chief Executive Officer of First Union. During his tenure at First Union, Mr. Mastandrea and his management team substantially grew the assets of the company from $495 million at the beginning of 1994 to $934 million at the end of 1997, along with commensurate growth in net operating income and funds from operations. In 1999, Mr. Mastandrea formed Eagle’s Wings Aviation Corporation, where he served as Chief Executive Officer, to purchase a troubled aviation services business. At the time of the purchase, the business was in default on its debt obligations. Following the September 11, 2001 terrorist attacks, the business was further adversely affected. In March 2002, Eagle’s Wings filed for protection under Chapter 11 of the federal bankruptcy laws. Mr. Mastandrea has been the general partner of Hampton Court Associates, L.P. since its formation in 1983. Mr. Mastandrea is a director of Cleveland State University Foundation Board and Chairman of the nominating committee, a director and a member of the real estate committee of University Circle Inc., Cleveland, Ohio, and a member of Calvin College’s Business Alliance Board, Grand Rapids, Michigan. He is a member of National Association of Real Estate Investment Trusts (NAREIT), Pension Real Estate Association (PREA), and National Multifamily Housing Association (NMHA).

John J. Dee has served as a trustee and Senior Vice President since March 4, 2003, and as Chief Financial Officer since April 7, 2003. Prior to Mr. Dee’s joining Paragon, from 2002 to 2003, he was Senior Vice President and Chief Financial Officer of MDC Realty Corporation, Cleveland, Ohio, an affiliate of MDC Realty Corporation, Chicago, Illinois. From 2000 to 2002, Mr. Dee was Director of Finance and Administration for Frantz Ward, LLP, Cleveland, Ohio, a Cleveland-based law firm with approximately 100 employees. From 1978 to 2000, Mr. Dee held various management positions with First Union Real Estate Investments (NYSE), most recently as Senior Vice President and Chief Accounting Officer from 1996 to 2000. Mr. Dee is licensed as a CPA (non-practicing) in the State of Ohio.

David R. Folsom joined Paragon on March 7, 2005 as Vice President, Capital Markets with the responsibility of raising funds in the capital markets. Previously, Mr. Folsom was an investment banker with the regional firm of BB&T Capital Markets, where he served in the Corporate Finance, Real Estate Securities, and Debt Capital Groups. At BB&T, Mr. Folsom participated in the execution of over 75 underwriting and financial advisory transactions, including lead managed and co-managed offerings of equity, preferred stock, and fixed income securities across a wide array of industries and sectors. He also assisted in the coordination of the marketing of the firm’s Low Income Housing Tax Credit product offering to institutional investors. Prior to joining BB&T, Mr. Folsom served for over 10 years as a commissioned U.S. Marine Corps Officer, including assignments in the Gulf War, U.S. operations in Panama, and was a Commanding Officer and an Aide-de-Camp to General Anthony Zinni, who later served as the Mid-East envoy in the Bush Administration. Mr. Folsom earned a Bachelor of Science degree from the U.S. Naval Academy and an MBA from Georgetown University. He is a member of the Beta Gamma Sigma Honor Society and was a Cox Foundation Scholar, where he completed post graduate work at La Sorbonne in Paris, France.

Jack R. Kuhn joined Paragon as Senior Vice President and Chief Property Management and Development Officer on July 19, 2004. Mr. Kuhn’s responsibilities include overseeing all of Paragon’s property management and development activities. Prior to joining Paragon, from 1985 to June 2004, Mr. Kuhn was Executive Vice President and President of Forest City Commercial Management, a division of Forest City Enterprises (NYSE), which is a $5 billion diversified real estate development and Management Company located in Cleveland, Ohio, with commercial and residential properties throughout the country. At Forest City, Mr. Kuhn was directly responsible for all of the property management and development properties in 13 states, particularly during Forest City’s substantial growth. Mr. Kuhn is a member of the Urban Land Institute (ULI), Builders Owners and Managers Association (BOMA), International Council of Shopping Centers (ICSC); and a board member of United Way, Shoes for Kids, and Salvation Army.

Daryl J. Carter has served as a trustee since June 30, 2003. Mr. Carter is Co-Chairman and Chief Investment Officer of Capri Capital, Irvine, California, an affiliated company of Charter Mac Mortgage Capital. Capri Capital is a diversified real estate financial services firm that Mr. Carter co-founded in 1992. Capri Capital has $7 billion in assets under management, including investments in commercial mortgages, mezzanine capital, and equity investments in Fannie Mae, Freddie Mac and HUD/FHA programs, along with equity and mezzanine capital investments on behalf of various public, private and labor funds. Mr. Carter serves as a Director of Catellus Development Corporation (NYSE), San Francisco, California, a publicly held real estate investment trust. Mr. Carter is a member of the Pension Real Estate Association (PREA), a Trustee and Vice Chairman of the Urban Land Institute (ULI), a Board Member and Chair of the Finance Committee of the National Multifamily Housing Association (NMHA), and a member of the Commercial Board of Governors of the Mortgage Bankers Association.

Daniel G. DeVos has served as a trustee since March 4, 2003. Mr. DeVos is Chairman of the Board and Chief Executive Officer of DP Fox Ventures, LLC, a diversified management enterprise with investments in real estate, transportation, and sports teams. In addition, Mr. DeVos is the majority owner of the Grand Rapids Rampage (AFL), Grand Rapids Griffins (AHL) and has ownership interests in the Orlando Magic (NBA). Mr. DeVos is a director of Alticor, Inc., the parent of Amway Corporation, located in Ada, Michigan, and the Orlando Magic (NBA). From 1994 to 1998, Mr. DeVos served as a trustee of First Union Real Estate Investments (NYSE).

Paul T. Lambert has served as a trustee since November 1998. Mr. Lambert serves as the Chief Executive Officer of Lambert Capital Corporation. He served on the Board of Directors and was the Chief Operating Officer of First Industrial Realty Trust, Inc. (NYSE) from its initial public offering in October 1994 to the end of 1995. Mr. Lambert was one of the largest contributors to the formation of First Industrial and one of its founding shareholders. Prior to forming First Industrial, Mr. Lambert was managing partner for The Shidler Group, a national private real estate investment company. Prior to joining Shidler, Mr. Lambert was a commercial real estate developer with Dillingham Corporation and, prior to that, was a consultant with The Boston Consulting Group.

Michael T. Oliver has served as a trustee since March 4, 2003. Mr. Oliver is the State Investment Officer of Real Estate and Private Equity Investments of the Alaska State Pension Board of the Alaska State Pension Fund, Juneau, Alaska, a position he has held since August 2000. Prior to joining the Alaska State Pension Board, Mr. Oliver was a consultant from March 1998 to July 2000 to MPAC Capital Markets, Seattle, Washington, and a consultant to several Asian governments concerning laws governing REITs. From April 1996 to March 1998, Mr. Oliver was Chairman of RERC Capital Markets, LLC, Chicago, Illinois. From March 1987 to February 1996, he was Chairman of Heitman/PRA Securities Advisors, Inc. and President of its Real Estate Fund. Prior to March 1987 and since 1967, Mr. Oliver held positions at real estate companies raising capital and making direct investments in real estate, and at investment banking firms analyzing real estate companies and raising capital.

The board of trustees has determined that none of Messrs. Carter, DeVos, Lambert and Oliver have a material relationship with Paragon that would interfere with the exercise of independent judgment and are independent as defined by the applicable rules of the American Stock Exchange.

Code of Ethics

On January 14, 2004, our Board of Trustees adopted a code of conduct and ethics that applies to all officers, trustees and employees of Paragon, including our principal executive officer, principal financial officer and principal accounting officer. Upon written request, we will provide a copy of our Code of Conduct and Ethics without charge.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the our officers, trustees and persons who own more that 10% of our common shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.

Separate Form 4s filed by Mr. Mastandrea and Mr. Dee, each reporting a grant of restricted shares and share options, were not filed on a timely basis. Based solely on review of the copies of the forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that all other Section 16(a) filing requirements applicable to our officers, trustees and greater than 10% shareholders were complied with in 2004.

Attendance of the Trustees at Meetings

Our trustees held eight meetings and acted by written consent seven times in 2004. All members of the Board of Trustees participated in at least 75% of all Board and applicable committee meetings in 2004 held while they served as trustees. Trustees are also strongly encouraged to attend the annual meeting of shareholders, either in person or by teleconference. All trustees attended last year’s annual meeting either in person or by teleconference.

Compensation of Trustees

Effective October 28, 2003, each trustee who is not an officer of Paragon receives a retainer of $5,000 annually, $500 for each meeting attended in person, $200 for each meeting attended via teleconference, 25,000 common share options which vest one year after issuance and expire 90 days after the term of the trustee ends and 50,000 restricted common shares that vest one year after issuance. Effective June 15, 2004, 100,000 common share options at an exercise price of $0.18 per share and 200,000 restricted common shares were issued to our non-management trustees.

Trustees were paid approximately $27,000 for retainers and meetings in 2004.

Committees of the Trustees

Audit Committee

Our audit committee consists of Mr. Carter, Mr. DeVos, Mr. Lambert and Mr. Oliver, who serves as Chairman and the audit committee financial expert, as defined by the SEC. Each member of the audit committee satisfies the independence standards and financial literacy requirements set forth in the applicable rules of Amex and the SEC. The audit committee is directly responsible for engaging and reviewing the performance of our independent public auditors, oversees our accounting and financial reporting processes, considers and approves the range of audit and non-audit fees, reviews the adequacy of our internal accounting controls and procedures and resolves disagreements between management and our independent public auditors. The audit committee held four meetings in 2004. See page 22 of this proxy statement for additional information regarding the audit committee.

Management, Organization and Compensation Committee

Our management, organization and compensation committee consists of Mr. Carter, who serves as Chairman, Mr. DeVos, Mr. Lambert and Mr. Oliver. During 2004, the committee did not hold any meetings and acted by written consent four times. The committee makes recommendations and exercises all powers of the Board of Trustees in connection with certain compensation matters, including incentive compensation and benefit plans. The committee administers, and has authority to grant awards under, our 2004 Share Option Plan.

Nominating Process

The Board of Trustees does not currently have a nominating committee. Instead, the Board believes it is in the best interests of the company to rely on the insight and expertise of all trustees in the nominating process. In accordance with Amex rules, the Board has adopted a resolution regarding Paragon’s nominating process relating to the election of trustees.

The Chairman of the Board generally recommends qualified candidates for trustee and candidates are approved by the entire Board of Trustees. Candidates are considered by the Chairman and the Board of Trustees according to their business and real estate experience, relationships, and knowledge that they can contribute to the company. Candidates must also possess a high degree of personal integrity and be willing to devote their time and efforts to Paragon. Candidates are considered without regard to age, race, color, sex, religion, disability or national origin. We do not use a third party to locate or evaluate potential candidates for trustee. In addition to the above process, as part of an agreement approved by shareholders on June 30, 2003, Mr. Mastandrea can appoint five trustees to the Board provided he remains as our Chairman and Chief Executive Officer. Mr. Mastandrea has not exercised this right.

It is the policy of the Board of Trustees to consider nominees recommended by shareholders according to the same criteria. A shareholder desiring to nominate a trustee for election at our 2005 annual meeting of shareholders must deliver a notice, in accordance with the requirements of our bylaws, to our Chief Financial Officer at our principal executive office no earlier than March 5, 2006, and no later than April 4, 2006. Such notice must include as to each person the shareholder proposes to nominate for election or re-election as trustee

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the written consent of the person to be named in the proxy as a nominee and to serve as a trustee,

•	the class and number of our shares beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of trustees pursuant to Rule 14a under the Exchange Act;

and as to the shareholder giving the notice

•	the name and record address of the shareholder, and

•	the class and number of our shares beneficially owned by the shareholder.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our trustee.

Audit Committee Report

Our audit committee operates under a written charter setting forth the committee’s responsibilities and authority. This charter, filed with the SEC as an appendix to our 2004 proxy statement, was amended and restated on November 17, 2003 to fully comply with new SEC rules and Amex listing requirements adopted pursuant to the Sarbanes-Oxley Act of 2002. The charter is reviewed and assessed annually by the audit committee.

Our audit committee assists the Board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. The audit committee is directly responsible for the engagement of Paragon’s independent auditor and reviews and approves all services performed for us by the independent auditor. The audit committee also reviews the independent auditor’s internal quality control procedures, reviews all relationships between the independent auditor and Paragon in order to assess the auditor’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent auditor. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee has also established procedures to receive and respond to complaints received by Paragon regarding accounting, internal accounting controls, or auditing matters and allows for the confidential, anonymous submission of concerns by employees.

In connection with our December 31, 2004, audited financial statements, the audit committee reviewed and discussed the financial statements with management. The audit committee also discussed with our independent auditors, Boulay, Heutmaker, Zibell & Co. P.L.L.P., the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent auditors a formal written statement describing all relationships between the independent auditor and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditors’ independence, the audit committee also considered whether the non-audit services performed by the auditors on our behalf were compatible with maintaining the independence of the auditors.

Based on the audit committee’s review and discussions with management and our independent auditors, the audit committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2004, for filing with the SEC.

Audit Committee
Michael T. Oliver
Daryl J. Carter
Daniel G. DeVos
Paul T. Lambert

Principal Accounting Firm Fees and Services

The aggregate fees billed to the company by our principal independent registered public accountant, Boulay, Heutmaker, Zibell & Co. P.L.L.P., for the fiscal years ended December 31, 2004 and 2003 are as follows:

Category	Year	Fees
Audit Fees	2004		$67,150
	2003		$56,400

Audit-Related Fees	2004		$—
	2003		$4,100

Tax Fees	2004		$6,900
	2003		$—

All Other Fees	2004 2003	$ $	— —

“Audit Fees” consists of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports, and services that are normally provided by Boulay, Heutmaker, Zibell & Co. P.L.L.P. in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards as well as services related to our proxy statement filings in the second quarter of 2003. “Tax Fees” consists of fees billed for professional services for federal and state tax compliance, tax advice and tax planning. “All Other Fees” consists of fees for products and services other than the services reported above.

The audit committee and the Board of Trustees have not yet determined the independent auditor for the year ending December 31, 2005. The independent auditor for the year ending December 31, 2004 was Boulay, Heutmaker, Zibell & Co. P.L.L.P., which has been the auditing firm since the year ending December 31, 2000. A new Board of Trustees was elected by shareholders at the June 30, 2003 annual meeting of shareholders and new management was appointed on March 3, 2003. Rather than change independent auditing firms when the new Board and new management became involved with Paragon in 2003, the audit committee and Board chose to continue with the previous auditing firm. During 2005, the audit committee will be reviewing proposals from other auditing firms and has engaged Boulay, Heutmaker, Zibell & Co. P.L.L.P. to continue the review of the quarterly financial reports in 2005. Representatives of Boulay, Heutmaker, Zibell & Co. P.L.L.P. will attend the annual meeting to answer appropriate questions and make statements if they desire.

Pre-Approval Policies and Procedures

Before the independent auditors are engaged by Paragon to render audit or permissible non-audit services, the audit committee approves the engagement. The audit committee also reviews the scope of any audit and other assignments given to our auditors to assess whether such assignments would affect their independence. The audit committee approved the payment by us of all fees billed to us by Boulay, Heutmaker, Zibell & Co. P.L.L.P. in 2004 and 2003.

Executive Compensation and other Information

Summary Compensation Table

The following table sets forth the compensation paid to our James C. Mastandrea, our Chairman of the Board, Chief Executive Officer and President, for the years ended December 31, 2004, 2003, and 2002. No other officer earns more than $100,000 annually.

				Restricted Stock		Securities Underlying
Name	Year	Salary(1)		Awards		Options

James C. Mastandrea	2004	$60,000		$66,000	(2)	150,000	(3)
	2003	$49,615	(4)	$1,044,117	(5)	—
	2002	—		—		—

1)	No bonuses or other compensation were paid for the years ended December 31, 2004, 2003, and 2002.

2)	Represents 300,000 restricted common shares issued on January 2, 2004. The value per share on the issue date was $0.22 per share. Half of the restricted shares vest in five years or earlier upon Paragon’s share price being equal to or exceeding $1.00 per share for 20 consecutive trading days. The remaining half of the restricted shares vest when funds from operations doubles compared to the four consecutive quarters preceding the grant date, or when Paragon’s share price is 50% higher compared to the average closing price for the five trading days preceding the grant date.

3)	Options were granted January 2, 2004 at an exercise price of $0.27 per common share, representing 110% of the average of the closing price for the common shares for 10 days preceding the grant date. The options vest one-third on each January 2 of 2005, 2006, and 2007, and are exercisable until January 2, 2009.

4)	Amount represents base annual salary of $60,000 for the period from March 4, 2003 through December 31, 2003.

5)	Represents 348,039 preferred shares issued on June 30, 2003 at a closing price of $3.00 per preferred share. Subsequent to the one-time incentive exchange offer to the preferred shares which concluded on June 30, 2003, the preferred shares were delisted from the American Stock Exchange in September 2003. Of the 348,039 preferred shares issued to Mr. Mastandrea, 267,334 preferred shares were converted into 6,116,869 common shares on June 30, 2003 and 80,705 preferred shares remain outstanding as of December 31, 2004 and are convertible into 1,846,611 common shares. The total of 7,963,480 common shares had a value of $955,618 based on the closing price of $0.12 per share on December 31, 2004.

Option Grants In Last Fiscal Year

Options for 150,000 common shares were granted on January 2, 2004 to Mr. Mastandrea. One third of the options vest on each January 2nd of 2005, 2006, and 2007. The following table summarizes the terms of the grant.

OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants

% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise or
	Options	in Fiscal	Base	Expiration
Name	Granted	Year	Price ($/Sh)	Date
James C. Mastandrea	150,000	26.1%	$0.27	1/2/2009

Option Value at Fiscal Year End

The following table summarizes the value of options held by Mr. Mastandrea at December 31, 2004, none of which were “in-the-money.”

Aggregated Option Exercises in Last Fiscal Year
And FY-End Option Values

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-The-Money
			Options	Options
	Shares		at FY End	at FY-End
	Acquired		(#)	($)
	on Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized $	Unexercisable	Unexercisable
James C. Mastandrea	—	—	- / 150,000	- / -

Employment Agreements

The employment agreement with James C. Mastandrea, our Chairman of the Board, Chief Executive Officer and President, provides for an annual salary of $60,000 effective as of March 4, 2003 and in connection therewith, Mr. Mastandrea was appointed as Chief Executive Officer on April 7, 2003. The initial term of Mr. Mastandrea’s employment is for two years and may be extended for terms of one year through his 70th birthday. Mr. Mastandrea’s agreement was renewed for an additional year on April 7, 2005. Mr. Mastandrea’s base annual salary may be adjusted from time to time, except that the adjustment may not be lower than the preceding year’s base salary. The employment agreement provides that Mr. Mastandrea will be entitled to base salary and bonus at the rate in effect before any termination for a period of three years in the event that his employment is terminated without cause by us or for good reason by Mr. Mastandrea.

Effective June 30, 2003, we issued 696,078 preferred shares valued at approximately $2.4 million to Mr. Mastandrea and Mr. Dee pursuant to separate restricted share agreements. On June 30, 2003, 534,668 preferred shares were converted at a factor 22.881 into 12,233,739 common shares. Under the restricted share agreement for each of Mr. Mastandrea and Mr. Dee, the restricted shares vest upon the later of the following dates:

•	the date our gross assets exceed $50.0 million, or

•	50% of the restricted shares will vest on March 4, 2004; 25% of the shares will vest on March 4, 2005, and the remaining 25% of the shares will vest on March 4, 2006.

Equity Compensation Plan Information

	Number of		Number of securities
	securities to be	Weighted-	remaining available for
	issued upon	average exercise	future issuance under
	exercise of	price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
Equity Compensation Plans Approved/	and rights	and rights	column (a))
Not Approved by Security Holders	(a)	(b)	(c)
Equity compensation plans approved by security holders
Former Share Option Plan

Options for common shares	54,387	$5.37	—

2004 Share Option Plan
Restricted common shares	1,100,000	—
Options for common shares	780,000	$0.53

	1,880,000	$0.22	1,620,000

Equity compensation plans not approved by security holders
Common shares	1,500,000	—
Warrants for common shares	47,500	$5.37

	1,547,500	$0.16	—

Total all plans – Common shares	3,481,887	$0.28	1,620,000
– Preferred shares	—	—

In addition to the above plans, we entered into an agreement dated March 4, 2003 and approved by the shareholders on June 30, 2003 with Mr. Mastandrea, Mr. Dee and Paragon Real Estate Development, LLC of which Mr. Mastandrea is the managing member, and Mr. Dee is a member. Pursuant to this agreement, we may issue up to $26.0 million in our common shares to Paragon Real Estate Development, LLC in exchange for it and its members procuring future acquisition, development and re-development real estate transactions for Paragon’s benefit. This agreement is intended to serve as incentive for Mr. Mastandrea and Mr. Dee to increase our assets and net operating income in the future. The exact number of common shares that would be issued to Paragon Real Estate Development, LLC will be calculated in accordance with a formula based on the type of project that they present to us. The formula for a particular real estate transaction would be calculated by dividing (i) estimated net operating income to be generated from the real estate transaction for the first year following its consummation by (ii) the capitalization rate used in the real estate transaction, less the “applicable basis point factor.” The “applicable basis point factor” is defined as: 75 basis points for the acquisition of an existing operating property, 87.5 basis points for the acquisition of a re-development property, and 100 basis points for the acquisition of a development property. We would issue our common shares to Paragon Real Estate Development, LLC only upon the closing of the real estate transaction. For each transaction, Mr. Mastandrea would be allocated half of the common shares and Mr. Dee would be allocated the other half. All of the common shares would be held by Paragon Real Estate Development, LLC for the benefit of its owners.

Security Ownership of Management and Certain Beneficial Owners

The following table includes certain information with respect to the beneficial ownership of our shares by: (i) each person known by us to own more than 5% in interest of the outstanding shares: (ii) each of the trustees and each nominee for trustee; (iii) each of our executive officers; and (iv) all of the trustees and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated. The table shows ownership as of April 5, 2005.

							Total Common Shares
	Common Shares (2)			Preferred Shares (3)			and Units (2) (4)
Name and Address (1)	Number		Percent (5)	Number		Percent (5)	Number		Percent (5)
James C. Mastandrea	15,816,537	(6)	51.6%	161,410	(15)	58.0%	38,133,474	(17)	72.0%

Paragon Real Estate Development, LLC	12,233,738		39.9%	161,410	(15)	58.0%	15,926,960	(18)	46.4%

John J. Dee	3,057,799	(8)	10.0%	—	(16)	—	3,057,799	(19)	10.0%

Loeb Partners Corp. (9) 61 Broadway New York, NY 1006	3,135,349		10.2%	—		—	3,135,349		10.2%

Paul T. Lambert (10)	2,483,619		8.1%	—		—	2,483,619		8.1%

Jack R. Kuhn (11)	552,000		1.8%	—		—	552,000		1.8%

Daryl J. Carter (12)	125,000		*	—		—	125,000		*

Daniel G. DeVos (12)	125,000		*	—		—	125,000		*

Michael T. Oliver (12)	125,000		*	—		—	125,000		*

All trustees and current executive officers as a group (13)	17,268,537	(14)	55.9%	161,410		58.0%	39,585,474	(20)	74.4%

*	Indicates less than one percent

(1)	Unless otherwise indicated, the address of all beneficial owners is our corporate headquarters at 1240 Huron Road, Suite 301, Cleveland, Ohio 44115.

(2)	Based on 30,630,850 common shares outstanding, not including 2,859,765 shares held in treasury. For each individual trustee and executive officer, also includes common shares he has the right to acquire through share options that are or will become exercisable as of June 4, 2005.

(3)	Based on 278,455 preferred shares outstanding as of April 5, 2005, which convert to 4,096,793 common shares as follows: 161,410 preferred shares are each convertible into 22.881 common shares and 117,045 preferred shares are each convertible into 3.448 common shares.

(4)	For James C. Mastandrea includes (i) 30,630,850 common shares, not including 2,859,765 shares held in treasury; (ii) 50,000 options; (iii) 278,455 preferred shares, which convert to 4,096,793 common shares; and (iv) 813,938 restricted limited partnership units which may be converted into 18,623,715 common shares or cash, at our discretion, any time after July 1, 2007.

(5)	The ownership percents total more than 100% due to more than one person or entity being considered the beneficial owner of the same shares, in accordance with SEC regulations for this table.

(6)	Includes: (i) 2,308,619 common shares held by Mr. Lambert and 399,180 common shares held by a former trustee which each of Mr. Mastandrea and Mr. Dee has the right to vote; (ii) 500,000 restricted common shares issuable to an independent third party which Mr. Mastandrea has the right to vote; (iii) 12,233,738 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iv) 300,000 restricted common shares; (v) 50,000 options; and (vi) 25,000 common shares.

(7)	Mr. Mastandrea is the managing member of Paragon Real Estate Development, LLC and these shares are also included in Mr. Mastandrea’s common shares.

(8)	Includes: (i) 2,308,619 common shares held by Mr. Lambert and 399,180 common shares held by a former trustee which each of Mr. Mastandrea and Mr. Dee has the right to vote; (ii) 300,000 restricted common shares; and (iii) 50,000 options. Does not include 12,233,738 common shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(9)	Based solely on information in the Schedule 13D filed on February 11, 2005 with the SEC by Loeb Partners Corporation listing the following entities and quantities of shares owned: Loeb Arbitrage Fund 1,970,002 shares; Loeb Partners Corporation 148,480 shares; Loeb Offshore Fund Ltd. 184,967 shares; Robert Grubin 581,000 shares; and other affiliates of Loeb Partners Corporation 250,900 shares. The Schedule 13D reported an ownership percentage of 9.37% based on the number of common shares reported as outstanding in our most recently available filing, which included shares held in treasury. The ownership percentage reported in the table above is based on 30,630,850 common shares outstanding, which does not include shares held in treasury.

(10)	Includes: (i) 75,000 options; (ii) 100,000 restricted common shares; and (iii) 766,354 common shares held by Lambert Equities II, LLC, of which Mr. Lambert is the controlling majority member and sole manager.

(11)	Includes 500,000 restricted common shares, and 52,000 common shares.

(12)	Includes 100,000 restricted common shares and 25,000 options.

(13)	Includes seven named persons.

(14)	Includes: (i) 2,308,619 common shares held by Mr. Lambert and 399,180 common shares held by a former trustee which each of Mr. Mastandrea and Mr. Dee has the right to vote; (ii) 250,000 restricted common shares issuable to an independent third party which Mr. Mastandrea has the right to vote; (iii) 12,233,738 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iv) 1,500,000 restricted common shares; (v) 250,000 options; and (vi) 77,000 common shares.

(15)	Represents shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member. Each preferred share is convertible into 22.881 common shares.

(16)	Does not include 161,410 preferred shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(17)	Includes: (i) 2,308,619 common shares held by Mr. Lambert and 399,180 common shares owned by a former trustee which each of Mr. Mastandrea and Mr. Dee has the right to vote; (ii) 500,000 restricted common shares issuable to an independent third party which Mr. Mastandrea has the right to vote; (iii) 12,233,738 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iv) 300,000 restricted common shares; (v) 50,000 options; (vi) 18,623,715 common shares issuable upon the conversion of 813,938 limited partnership units of Paragon Real Estate, L.P., our operating partnership, held by Hampton Court Associates, L.P., of which Mr. Mastandrea is the general partner; (vii) 3,693,222 common shares issuable upon conversion of 161,410 preferred shares held by Paragon Real Estate Development, LLC; and (viii) 25,000 common shares.

(18)	Includes 3,693,222 common shares issuable upon conversion of 161,410 preferred shares. These shares are also included in Mr. Mastandrea’s total shares.

(19)	Includes: (i) 2,308,619 common shares held by Mr. Lambert and 399,180 common shares held by a former trustee which each of Mr. Mastandrea and Mr. Dee has the right to vote; (ii) 300,000 restricted common shares; and (iii) 50,000 options. Does not include 12,233,738 common shares or 161,410 preferred shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(20)	Includes: (i) 2,308,619 common shares held by Mr. Lambert and 399,180 common shares owned by a former trustee which each of Mr. Mastandrea and Mr. Dee has the right to vote; (ii) 500,000 restricted common shares issuable to an independent third party which Mr. Mastandrea has the right to vote; (iii) 12,233,738 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iv) 1,500,000 restricted common shares; (v) 250,000 options; (vi) 18,623,715 common shares issuable upon the conversion of 813,938 limited partnership units of Paragon Real Estate, LP, our operating partnership, held by Hampton Court Associates, LP, of which Mr. Mastandrea is the general partner; (vii) 3,693,222 common shares issuable upon conversion of 161,410 preferred shares held by Paragon Real Estate Development, LLC; and (viii) 77,000 common shares.

Certain Relationships and Related Transactions

Management Fees

We maintained a property management agreement with Hoyt Properties, Inc., an entity controlled by our former chairman of the board, which served as property manager of the commercial properties owned by us. In connection with the agreement, Hoyt Properties managed the day-to-day operations of properties owned by us and received a management fee for this service. Management fees paid to Hoyt Properties were $0 for the year ended December 31, 2004 and approximately $49,000 for the year ended December 31, 2003. On October 1, 2003, we sold our four commercial properties managed by Hoyt Properties. As a result, these management fees are included in discontinued operations.

James C. Mastandrea, our Chairman of the Board, Chief Executive Officer and President, is the general partner of Hampton Court Associates and owns two companies which provide services to Richton Trail. Mid Illinois Realty Corp. manages Richton Trail and MDC Realty Corp. is reimbursed, at cost, for Richton Trial’s payroll related costs. The related property management fees included in years ended December 31, 2004 and 2003 were approximately $28,000 and $13,000, respectively. Reimbursement, at cost, for the payroll related costs paid and accrued for the years ended December 31, 2004 and 2003 were approximately $59,300 and $30,700, respectively. As Paragon acquires more properties, we intend to use local third party management companies until we are able to provide management services ourselves.

Leasing Commissions

During the year ended December 31, 2003, we paid a leasing commission of approximately $18,000 to Hoyt Properties in connection with two new leases for a total of approximately 21,000 square feet. On October 1, 2003 we sold our four commercial properties managed by Hoyt Properties. As a result, these leasing commissions, net of accumulated amortization are included in discontinued operations.

Rental Expense

During the year ended December 31, 2003, we recognized rental expense of approximately $8,000 related to office space leased from Hoyt Properties.

Shareholder Proposals and Communications

A shareholder intending to present a proposal to be included in our proxy statement for our 2006 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our bylaws and Rule 14a-8 of the Exchange Act, to our Chief Financial Officer at 1240 Huron Road, Suite 301, Cleveland, Ohio 44115 no later than December 19, 2005. Such notice must set forth as to each matter the shareholder proposes to bring before the meeting

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of our shares that are beneficially owned by the shareholder, and

•	any material interest of the shareholder in such business.

Paragon’s Board of Trustees also provides a process for our shareholders to send communications to the Board. Shareholders may mail any communications to our Chief Financial Officer at 1240 Huron Road, Suite 301, Cleveland, Ohio 44115. The Chief Financial Officer will review all communications and forward to the Board of Trustees all communications other than solicitations for products or services or trivial or obscene items. Mail addressed to a particular trustee or committee of the Board will be forwarded to that trustee or committee. All other communications will be forwarded to the Chairman for the review of the entire Board.

Other Matters

Our Board of Trustees is not aware of any other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Trustees may recommend.

You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Trustees,

James C. Mastandrea
Chairman of the Board,
Chief Executive Officer and President

April 18, 2005

Annex A

FORM OF
ARTICLES OF AMENDMENT
OF
DECLARATION OF TRUST
OF
PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

     Paragon Real Estate Equity and Investment Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland:

     FIRST: The Board of Trustees of the Trust, by their unanimous written consent, duly adopted resolutions setting forth the proposed amendments of the Declaration of Trust of the Trust, as amended, restated and supplemented (the “Declaration of Trust”), declaring said amendment to be advisable and stating that said amendment be submitted to the shareholders of the Trust for their consideration at the Trust’s 2005 annual meeting of shareholders (the “Annual Meeting”). The resolution setting forth the proposed amendment is as follows:

     “RESOLVED, that the Trust’s Declaration of Trust, as amended, restated and supplemented (the “Declaration of Trust”), be amended to effect a [20, or 30, or 50, or 75] to one reverse share split of the common shares of beneficial interest of the Trust by adding the following Section 5.10:

     “Section 5.10 Reverse Share Split of Common Shares. Each outstanding Common Share as of                                         , 200        (the “Effective Date”) shall be exchanged for [1/20th, or 1/30th, or 1/50th, or 1/75th] of a Common Share. Each certificate that prior to the Effective Date represented Common Shares shall then represent the number of Common Shares into which such Common Shares are split hereby; provided, however, that each person holding of record a share certificate or certificates that prior to the Effective Date represented Common Shares shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of Common Shares to which such person is entitled. No new certificates representing fractional Common Shares will be issued. Instead, the Trust will pay the fair value, as determined in the good faith judgment of the Board of Trustees of the Trust, for Common Shares that would otherwise be converted into fractional Common Shares as a result of the reverse share split.”

     SECOND: The Trust delivered notice of the Annual Meeting to all shareholders of the Trust as of the April 5, 2005 record date stating that the purpose of the meeting included consideration and approval of the proposed amendment; and

     THIRD: Thereafter, said amendment of the Declaration of Trust was duly approved at the Annual Meeting by the vote required by Section 8-501 of the Corporations and Associations Article of the Maryland Code.

     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed by its duly elected officer as of the        day of                     , 200     .

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

By:
Its:

(FRONT)

PROXY	PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST	PROXY

ANNUAL MEETING OF SHAREHOLDERS, FRIDAY, JUNE 3, 2005
1375 East Ninth Street, 20th Floor, One Cleveland Center, Cleveland, Ohio 44114
2:00 p.m. local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints James C. Mastandrea and John J. Dee, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Shareholders of Paragon Real Estate Equity and Investment Trust to be held on Friday, June 3, 2005, at 1375 East Ninth Street, 20th Floor, Cleveland, Ohio 44114, beginning at 2:00 p.m. local time, and any adjournments, and to vote all shares that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the annual meeting or any adjournments thereof, all as set forth in the April 18, 2005 Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement and Annual Report of Paragon Real Estate Equity and Investment Trust.

Unless otherwise marked, this proxy will be voted FOR all nominees and FOR the proposal, and in the discretion of the proxies on all other matters properly brought before the meeting.

(continued and to be signed on the reverse side)

(BACK)

The Board of Trustees recommends that you vote “for” all nominees and “for” the proposal.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ☑

1.	Election of Daryl J. Carter and Michael T. Oliver as Trustees
FOR ☐ AGAINST ☐
FOR, EXCEPT WITHHELD FROM THE FOLLOWING NOMINEE(S) ☐

2.	To authorize the Board of Trustees, in its discretion, to amend Paragon’s Declaration of Trust to effect a reverse share split of our issued and outstanding common shares without further approval or authorization of our shareholders
FOR ☐ AGAINST ☐ ABSTAIN ☐

This proxy may be revoked at any time prior to the voting hereof.

Signature

Signature if held jointly

Date: , 2005

Mark here if you plan to attend the meeting: ☐

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.